1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Third-Quarter/Nine-Month 2007 Results

HIGHLIGHTS

▪	Completed acquisition of Gulf of Mexico Shelf properties from Newfield Exploration Company for approximately $1.1 billion in August 2007.
▪	Positive drilling results from the Flatrock exploratory well at South Marsh Island Block 212 indicate a potential major discovery:
o	Discovery well encountered 8 pay sands totaling 260 net feet.
o	First production expected in fourth quarter 2007.
o	Flatrock No. 2 well drilling at 5,000 feet.
o	Flatrock No. 3 well to commence in fourth quarter 2007.
o	McMoRan controls significant acreage in this important area.
▪	Drilling continues to evaluate deeper objectives at the previously announced Cottonwood Point discovery located at Vermilion Block 31.
▪	17 discoveries on 32 prospects drilled and evaluated since 2004, including four discoveries in 2007. Three additional prospects are not fully evaluated.
▪	Wireline logs atthe Mound Point South exploratory prospect on Louisiana State Lease 340 indicate a potential discovery.
▪	Developing plans to re-enter the Blackbeard No. 1 exploratory well at South Timbalier Block 168 to evaluate the primary targets.
▪
Laphroaig discovery commenced production in August 2007 and is currently producing at a gross rate of approximately 44 million cubic feet of natural gas equivalents (MMcfe/d), 17 MMcfe/d net to McMoRan.

▪	Third-quarter 2007 pro forma production, including the Newfield properties from the July 1, 2007 effective date, averaged 289 MMcfe/d net to McMoRan.
▪	Production test at the Hurricane Deepdiscovery indicated a gross flow rate of approximately 15.4 MMcf/d, 3 MMcf/d net to McMoRan. First production expected in the fourth quarter of 2007.
▪	Fourth-quarter 2007 production is expected to average approximately 290 MMcfe/d net to McMoRan.
▪	Pro forma proved oil and gas reserves at July 1, 2007, including reserves acquired in the Newfield acquisition, totaled 409 billion cubic feet of natural gas equivalents (Bcfe).

NEW ORLEANS, LA, October 19, 2007 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $52.2 million, $1.50 per share, for the third quarter of 2007 compared with a net loss of $19.0 million, $0.67 per share, for the third quarter of 2006.  McMoRan’s third-quarter 2007 financial and operating results include the acquired Newfield properties beginning on the August 6, 2007 close date.  The results of the acquired properties from the July 1, 2007 effective date through the closing date are reflected as a purchase price adjustment on McMoRan’s balance sheet.

McMoRan's net loss from continuing operations for the third quarter of 2007 totaled $51.0 million, including (1) $37.1 million in exploration expense (including $12.5 million for the acquisition of seismic data for the acquired Newfield acreage and $20.4 million for nonproductive exploratory well costs primarily associated with the Cas well at South Timbalier Block 98), (2) an impairment charge of $13.6 million to write off the remaining net book value of the Cane Ridge field, (3) a gain of $10.7 million for noncash mark-to-market accounting adjustments associated with McMoRan’s derivative contracts and (4) $2.3 million of start-up costs associated with Main Pass Energy Hub™ (MPEH™).  McMoRan’s net loss from its continuing operations for the third quarter of 2006 totaled $16.1 million, which included $23.4 million of exploration expenses and $3.2 million of start-up costs associated with MPEH™.

SUMMARY FINANCIAL TABLE *
	Third Quarter		Nine Months
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenues	$133,252	60,415	$230,297	$153,491
Operating loss	(25,661)	(13,719)	(36,899)	(2,269)
Loss from continuing operations	(51,005)	(16,129)	(72,021)	(11,424)
Income (loss) from discontinued operations	(1,179)	(2,459)	50	(5,752)
Net loss applicable to common stock	(52,184)	(18,992)	(73,573)	(18,387)
Diluted net income (loss) per share:
Continuing operations	$(1.47)	$(0.58)	$(2.40)	$(0.45)
Discontinued operations	(0.03)	(0.09)	-	(0.21)
Applicable to common stock	$(1.50)	$(0.67)	$(2.40)	$(0.66)
Diluted average shares outstanding	34,693	28,302	30,644	27,805

*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s third-quarter 2007 Form 10-Q, the related costs incurred through September 30, 2007 would be charged to exploration expense in the third quarter 2007 financial statements.  McMoRan’s investment in its three unevaluated wells, Mound Point South, Blueberry Hill and JB Mountain Deep, totaled $65.2 million as of September 30, 2007.  McMoRan’s investment in Cottonwood Point totaled $15.1 million at September 30, 2007.

James R. Moffett and Richard C. Adkerson, McMoRan’s Co-Chairmen, said:“We are pleased to have completed the acquisition of the Newfield Gulf of Mexico properties during the quarter, which has significantly expanded our scale and footprint in our geographic area of focus.  The significant production, reserves and leasehold acreage acquired complements our deep gas exploration program.  The positive results from our Flatrock discovery have important implications for our future drilling plans in this area.  We are enthusiastic about the results to date and will aggressively pursue future operations in this highly prospective area.”

NEWFIELD ACQUISITION
On August 6, 2007, McMoRan completed the acquisition of substantially all of the proved property interests and related assets of Newfield Exploration Company (NYSE: NFX) on the outer continental shelf of the Gulf of Mexico for total cash consideration of approximately $1.1 billion and the assumption of the related reclamation obligations.  In accordance with the purchase method of accounting, the purchase price for McMoRan’s acquisition of the Newfield properties was allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the closing date of August, 6 2007.  The estimated fair values were based on preliminary internal estimates and are subject to change as McMoRan completes its analyses.

The Newfield properties include 124 fields on 148 offshore blocks covering approximately 1.25 million gross acres (approximately 0.5 million acres net to our interests).  Estimated proved reserves for the Newfield properties as of July 1, 2007 totaled approximately 321.3 Bcfe, of which approximately 71 percent represented proved reserves of natural gas.

McMoRan also acquired a 50 percent interest in Newfield’s unproved non-producing exploration leases on the outer continental shelf of the Gulf of Mexico and certain of Newfield’s interests in leases associated with its Treasure Island and Treasure Bay ultra deep prospects, including the Blackbeard No. 1 exploratory prospect at South Timbalier Block 168.  McMoRan is working to identify ‘deeper pool’ exploration prospects on this acreage position.

Since the August 6, 2007 closing date, the Newfield properties contributed $95.4 million of oil and gas revenues to McMoRan and revenues after associated production and delivery costs totaled $76.7 million.  Depreciation, depletion and amortization expense associated with these properties, including the effects of purchase accounting, totaled $58.1 million for the period.  For the full third quarter of 2007, the Newfield properties’ generated oil and gas revenues of $164.3 million and $128.8 million after associated production and delivery costs.

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 17 discoveries on 32 prospects drilled and evaluated.  Three additional prospects are not fully evaluated.

The Flatrock discovery well (location “A”) was drilled to a total depth of 18,400 feet.  As previously announced, wireline and log-while-drilling porosity logs confirmed that the well encountered eight zones totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval, including five zones in the Rob-L section and three zones in the Operc section.

McMoRan is currently completing the well in the Operc and expects to perform a production test imminently.  First production is expected in the fourth quarter of 2007 using existing infrastructure in the area.

McMoRan is pursuing aggressively the opportunities in this area and has permitted three offset locations to provide further options for the development of the multiple reservoirs found in the Rob-L and Operc sections.  The first permitted location, Flatrock No. 2 (location “B”), commenced drilling on October 7, 2007.  The well, which is currently drilling at 5,000 feet, has a proposed total depth of 18,100 feet and will target Rob-L and Operc sands approximately one mile northwest of the discovery.  The second permitted location, Flatrock No. 3 (location “D”), is expected to commence drilling in the fourth quarter of 2007 following the completion of the discovery well.  The No. 3 well has a proposed total depth of 18,800 feet and will target Rob-L and Operc sands approximately 3,000 feet south of the discovery well.

Flatrock is located on OCS Block 310 at South Marsh Island Block 212 in approximately 10 feet of water.  McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340).  The Flatrock discovery follows our prior discoveries in this important area, including Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field.  Plains Exploration & Production Company (PXP) has a 30.0 percent working interest.

The Cottonwood Point exploratory prospect at Vermilion Block 31 commenced on March 1, 2007, and is currently drilling below 19,000 feet with a proposed total depth of 21,000 feet.  As previously announced, wireline logs have indicated that the well encountered approximately 43 net feet of hydrocarbon bearing sands over an approximate 92 foot gross interval in the upper Rob-L section.  Protective casing has been set over this zone, and drilling continues to evaluate deeper objectives.  The Cottonwood Point prospect is located in approximately 15 feet of water.  McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well.  PXP has a 40.0 percent working interest.

The Mound Point South exploratory prospect at Louisiana State Lease 340 commenced on April 12, 2007, and was drilled to a total measured depth of 21,056 feet.  Based on wireline logs, the well encountered a potential 15 feet of net hydrocarbon bearing sands over a 47-foot gross interval in the Gyro section.  The Mound Point South well was temporarily abandoned in September 2007.  McMoRan and its partners are considering future operations for this well, which will require special tubulars for completion.  The Mound Point South prospect is located in approximately 8 feet of water.  McMoRan has an 18.3 percent working interest and a 14.5 percent net revenue interest in the Mound

Point South well.  PXP has a 24.4 percent working interest.  McMoRan’s investment in Mound Point South totaled $13.0 million at September 30, 2007.

McMoRan is developing plans to re-enter the Blackbeard No. 1 ultra-deep exploratory well located at South Timbalier Block 168 in 70 feet of water.  The rights to this project, which was previously drilled to 30,067 feet in August 2006 but temporarily abandoned prior to reaching the primary targets, were acquired in the Newfield transaction.  McMoRan is currently pursuing drilling arrangements for the Blackbeard prospect.

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007.  The well was drilled to a true vertical depth of 24,285 feet.  Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons.  Third-quarter 2007 exploration expense includes $20.7 million for costs incurred through September 30, 2007.  Exploration expense in the fourth-quarter of 2007 is expected to include $0.7 million for costs incurred for this well after September 30, 2007.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Third-quarter 2007 production, including results from the Newfield properties since the August 6, 2007 closing date, averaged 185 MMcfe/d net to McMoRan, compared with 75 MMcfe/d in the third quarter of 2006.  Pro forma third-quarter 2007 production averaged 289 MMcfe/d, including 241 MMcfe/d from the Newfield properties since July 1, 2007 and 48 MMcfe/d from legacy McMoRan properties, below previous estimates reported in July 2007 of 300 MMcfe/d primarily as a result of the exercise of preferential rights on one of the acquired properties.  After considering production consumed in operations, pro forma production for the quarter averaged approximately 278 MMcfe/d.

In August 2007, the Laphroaig discovery in St. Mary Parish, Louisiana, commenced production and is currently producing at a gross rate of approximately 44 MMcfe/d, 17 MMcfe/d net to McMoRan.  In September 2007, McMoRan conducted a successful production test at the Hurricane Deep discovery, located at South Marsh Island Block 217.  The production test indicated a gross flow rate of approximately 15.4 MMcf/d, 3 MMcf/d net to McMoRan, on a 14/64th choke with flowing tubing pressure of 14,200 pounds per square inch.  First production is expected in the fourth quarter of 2007 using existing infrastructure in the area.  In October 2007, McMoRan performed a successful recompletion on the Hurricane No. 3 well at South Marsh Island Block 217.  The Hurricane No. 3 well is currently producing at a gross rate of approximately 7.5 MMcfe/d, 1.5 MMcfe/d net to McMoRan.

McMoRan’s share of fourth quarter 2007 production, net of amounts consumed in operations, is expected to average approximately 290 MMcfe/d, including 230 MMcfe/d from properties acquired in the Newfield transaction.  Fourth-quarter 2007 production guidance excludes initial production from Flatrock.

REVENUES
Third-quarter 2007 revenues include the acquired Newfield properties beginning on the August 6, 2007 acquisition closing date.  McMoRan’s third-quarter 2007 oil and gas revenues totaled $131.0 million, compared to $57.8 million during the third quarter of 2006.  During the third quarter of 2007, McMoRan’s sales volumes totaled 12.6 Bcf of gas and 724,600 barrels of oil and condensate, including 9.7 Bcf of gas and 498,000 barrels of oil and condensate from the Newfield properties since the August 6, 2007 close date, compared to 4.4 Bcf of gas and 449,500 barrels of oil and condensate in the third quarter of 2006.   McMoRan’s third-quarter comparable average realizations for gas were $6.17 per thousand cubic feet (Mcf) in 2007 and $6.51 per Mcf in 2006; for oil and condensate McMoRan received an average of $75.08 per barrel in third-quarter 2007 compared to $65.11 per barrel in third-quarter 2006.

DERIVATIVE CONTRACTS
In connection with the acquisition of the Newfield properties McMoRan entered into derivative contracts to hedge approximately 80 percent of its estimated proved producing volumes, excluding oil from Main Pass Block 299, for 2008, 2009 and 2010 through a combination of swaps

and puts.   The swap prices average $8.60 per million british thermal units (“MMbtu”) for 2008, $8.97 per MMbtu for 2009 and $8.63 per MMbtu for 2010 for natural gas, and $73.50 per barrel in 2008, $71.82 per barrel in 2009 and $70.89 per barrel in 2010 for oil.  The average floor price on put options for 2008, 2009 and 2010 is $6.00 per MMbtu for natural gas and $50.00 per barrel of oil.  For each of the three years, the swap positions cover the months of January through June and November through December and the put options cover the months of July through October.  The cost of the put options approximated $4.6 million.  We may consider future opportunities to hedge other portions of our production.

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, our derivative contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized immediately in our operating results.  McMoRan’s third-quarter 2007 results included an unrealized gain of $10.7 million for noncash mark-to-market accounting adjustments associated with these derivative contracts based on changes in their respective fair market values through September 30, 2007.

RESERVES
McMoRan’s reserve additions and revisions from its legacy properties replaced over 200 percent of first-half 2007 production.  McMoRan's pro forma proved oil and gas reserves as of July 1, 2007, including reserves acquired in the Newfield acquisition, totaled 409 Bcfe.  Estimates of the present value of future net cash flows before income taxes from the production and sale of McMoRan's estimated proved reserves, determined using a ten percent discount rate and prices being received at mid-year 2007 of $66.33 per barrel of oil and $7.08 per MMbtu of natural gas and other assumptions required by the Securities and Exchange Commission, totaled $1.65 billion at July 1, 2007.

Using New York Mercantile Exchange forward pricing assumptions of $8.59 per MMbtu for natural gas and $67.29 per barrel of oil at July 1, 2007 to determine the present value of the future net cash flows, the present value of estimated proved reserves would approximate $2.0 billion.  All of McMoRan’s reserves and substantially all of the reserves from Newfield have been historically evaluated by Ryder Scott Company, L.P., an independent petroleum engineering firm.  Below is a roll forward of proved reserves:

Bcfe

Ryder Scott Proved Reserves at 12/31/06	75.8

First Half 2007 Production	(11.2)
Additions/Revisions	22.9

Ryder Scott Net Proved Reserves at 7/1/07	87.5

Acquired Newfield Properties	321.3

Pro Forma Net Proved Reserves at 7/1/07	408.8

CASH AND CAPITAL EXPENDITURES
Capital expenditures totaled $32.6 million for the third quarter of 2007 and $109.2 million for the nine-months ended September 30, 2007.  Capital expenditures are expected to total approximately $190 million for the year, including approximately $150 million for exploration and development expenditures associated with McMoRan’s deep gas activities and $40 million for development costs associated with the Newfield properties in 2007.  Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells.  In addition, McMoRan plans to incur approximately $3 million to advance commercialization of the MPEH™ in the fourth quarter of 2007.

The Newfield transaction was funded with borrowings of $394 million under a new $700 million bank credit facility and $800 million in borrowings under a bridge loan facility.  Additionally, McMoRan issued $100 million in letters of credit under its bank credit facility to support abandonment obligations associated with the acquired properties.  In connection with the closing, McMoRan repaid an existing $100 million term loan.

Borrowings under the bank credit facility at September 30, 2007 totaled $313 million.    McMoRan expects to issue long-term notes and equity and/or equity-linked securities to repay the $800 million bridge loan facility.  In October 2007, McMoRan’s shelf registration statement was declared effective by the Securities and Exchange Commission.

MAIN PASS ENERGY HUB™ UPDATE
McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, will be capable of regasifying LNG at a peak rate of 1.6 Bcf per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf per day, including gas from storage, of natural gas to the U.S. market.

Unique advantages of the MPEH™ project include use of existing offshore structures, onsite natural gas cavern storage capabilities, significant logistical savings associated with the offshore location and premium markets available from its eastern Gulf of Mexico location.  These advantages would provide LNG suppliers with a highly attractive netback price and offer U.S. natural gas consumers a reliable source of supply.

Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project, projected to approximate $800 million, and a potential additional investment of up to $600 million for pipelines and cavern storage based on preliminary engineering estimates.  The total project investment will ultimately depend on comprehensive engineering studies, future construction cost levels and project specification requirements for supply.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

 -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the Newfield acquisition; the potential Main Pass Energy Hub™ Project, and the estimated capital costs for developing the project. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to issue long-term notes and equity and/or equity-linked securities to repay the bridge loan facility; and the ability to obtain commercial arrangements and significant project financing for the potential Main Pass Energy Hub™project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the third-quarter 2007 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, November 9, 2007.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007[a]	2006	2007[a]	2006
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$131,018	$57,810	$227,381	$143,527
Service	2,234	2,605	2,916	9,964
Total revenues	133,252	60,415	230,297	153,491
Costs and expenses:
Production and delivery costs	38,197	17,467	72,543	39,001
Depreciation, depletion and amortization expense	85,014 [b]	26,030	127,579	44,304
Exploration expenses [d]	37,060 [c]	23,399	52,163	50,776
General and administrative expenses [d]	6,992	4,078	17,804	16,624
Gain on oil & gas derivative contracts	(10,695)	-	(10,695)	-
Start-up costs for Main Pass Energy Hub™ [d]	2,345	3,160	7,802	7,911
Insurance recovery	-	-	-	(2,856)
Total costs and expenses	158,913	74,134	267,196	155,760
Operating loss	(25,661)	(13,719)	(36,899)	(2,269)
Interest expense	(22,887)	(2,694)	(34,296)	(6,840)
Other income (expense), net	(2,457)[e]	284	(876)	(2,315)
Loss from continuing operations	(51,005)	(16,129)	(72,071)	(11,424)
Income (loss) from discontinued operations	(1,179)	(2,459)	50	(5,752)
Net loss	(52,184)	(18,588)	(72,021)	(17,176)
Preferred dividends and amortization of convertible
preferred stock issuance costs	-	(404)	(1,552)	(1,211)
Net loss applicable to common stock	$(52,184)	$(18,992)	$(73,573)	$(18,387)

Basic and diluted net loss per share of common stock:
Continuing operations	$(1.47)	$(0.58)	$(2.40)	$(0.45)
Discontinued operations	(0.03)	(0.09)	-	(0.21)
Net loss per share of common stock	$(1.50)	$(0.67)	$(2.40)	$(0.66)

Basic and diluted average common shares outstanding	34,693	28,302	30,644	27,805

a.
Amounts associated with the properties acquired from Newfield were recorded prospectively from the August 6, 2007 closing date to September 30, 2007.  Selected amounts associated with the acquired properties are revenues of $97.3 million, production and delivery costs of $20.6 million and depreciation, depletion and amortization expenses of $58.1 million.

b.	Includes a $13.6 million impairment charge to write off McMoRan’s interest in the Cane Ridge well at Louisiana State Lease 18055.
c.
Includes non productive exploratory well drilling and related costs of $20.3 million primarily reflecting the results for the Cas well at South Timbalier Block 98.  Amount also includes $12.5 million of seismic data purchases for exploration acreage acquired from Newfield.

d.	Total stock-based compensation costs follows (in thousands):

	Three Months Ended		Nine Months Ended
	2007	2006	2007	2006
General and administrative expenses	$1,084	$932	$5,227	$6,184
Exploration expenses	1,002	1,031	5,279	7,052
Main Pass Energy Hub start-up costs	79	79	399	521
Total stock-based compensation cost	$2,165	$2,042	$10,905	$13,757

e. Includes $3.0 million prepayment premium paid to terminate the $100 million senior secured term loan on August 6, 2007.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007 [a]	2006	2007	2006
Sales volumes:
Gas (thousand cubic feet, or Mcf)	12,645,100	4,397,100	19,401,900	10,423,600
Oil and condensate (barrels) [b]	671,300	379,100	1,323,900	1,015,700
Plant products (equivalent barrels) [c]	53,300	70,400	166,800	105,700
Average realizations:
Gas (per Mcf)	$ 6.17	$ 6.51	$ 6.74	$ 6.99
Oil and condensate (per barrel)	75.08	65.11	66.80	62.73

a.	Sales volumes associated with the properties acquired from Newfield totaled 9,694 million cubic feet of natural gas and approximately 498,000 barrels of oil and condensate.

b.
Sales volumes from Main Pass 299 totaled 111,000 barrels in the third quarter of 2007 and 432,000 barrels for the nine months ended September 30, 2007 compared with 195,800 barrels in the third quarter of 2006 and 598,600 for nine months ended September 30, 2006.  Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

c.
Results include approximately $2.4 million and $7.7 million of revenues associated with plant products (ethane, propane, butane, etc.) during the three months and nine months ended September 30, 2007, respectively.  Plant product revenues for the comparable prior year periods totaled $4.2 million and $6.1 million.

II

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2007		2006
	(In Thousands)
ASSETS
Cash and cash equivalents	$16,319		$17,830
Restricted investments	3,019		5,930
Accounts receivable	121,734		45,636
Inventories	14,461		25,034
Prepaid expenses	22,053		16,190
Fair value of oil & gas derivative contracts – current	9,872		-
Current assets from discontinued operations, including restricted cash of
$0.5 million and $0.4 million, respectively	3,007		6,492
Total current assets	190,465		117,112
Property, plant and equipment, net	1,571,014	[a,b]	282,538
Sulphur business assets	352		362
Restricted investments and cash	3,288		3,288
Fair value of oil & gas derivative contracts	8,964		-
Other assets	32,507		5,377
Total assets	$1,806,590		$408,677

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$103,907		$85,504
Accrued liabilities	103,475		32,844
Current portion of long term debt and short term borrowings	119,534	[c]	-
Accrued interest and dividends payable	18,275		5,479
Current portion of accrued oil and gas reclamation costs	52,456		2,604
Current portion of accrued sulphur reclamation costs	11,490		12,909
Fair value of oil & gas derivative contracts – current	2,154		-
Current liabilities from discontinued operations	2,252		3,678
Total current liabilities	413,543		143,018
Unsecured term loan	800,000		-
Senior secured revolving credit facility	313,000		28,750
5¼% convertible senior notes	115,000		115,000
6% convertible senior notes	-		100,870
Accrued oil and gas reclamation costs	224,176		23,272
Accrued sulphur reclamation costs	11,489		10,185
Contractual postretirement obligation	10,633		9,831
Other long-term liabilities	18,686		17,151
Mandatorily redeemable convertible preferred stock	-		29,043
Stockholders' deficit	(99,937)		(68,443)
Total liabilities and stockholders' deficit	$1,806,590		$408,677

a.	Includes $65.2 million of exploratory drilling and related costs associated with three unevaluated wells at September 30, 2007.
b.	Includes approximately $1.3 billion acquisition costs associated with the Newfield properties.
c.	Includes $100.9 million of 6% convertible senior notes, which mature on July 2, 2008.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)
	Nine Months Ended
	September 30,
	2007	2006
	(In Thousands)
Cash flow from operating activities:
Net loss	$(72,021)	$(17,176)
Adjustments to reconcile net loss to net cash provided by
operating activities:
(Income) loss from discontinued operations	(50)	5,752
Depreciation, depletion and amortization	127,579	44,304
Exploration drilling and related expenditures	21,663	32,941
Compensation expense associated with stock-based awards	10,905	13,757
Amortization of deferred financing costs	4,441	1,417
Gain on oil & gas derivative contracts	(10,695)	-
Loss on conversions of convertible senior notes	-	4,301
Reclamation expenditures	(4,186)	(543)
Purchase of oil & gas derivative contracts and other	(4,716)	892
Decrease in restricted cash	-	278
(Increase) decrease in working capital:
Accounts receivable	(72,533)	6,656
Accounts payable and accrued liabilities	78,632	16,472
Prepaid expenses and inventories	23,375	(38,550)
Net cash provided by continuing operations	102,394	70,501
Net cash provided by (used in) discontinued operations	673	(5,805)
Net cash provided by operating activities	103,067	64,696

Cash flow from investing activities:
Exploration, development and other capital expenditures	(109,165)	(202,889)
Acquisition of Newfield properties	(1,051,302)	-
Property insurance reimbursement	-	3,947
Proceeds from restricted investments	3,037	13,463
Proceeds from sale of property, plant and equipment	-	50
Increase in restricted investments	(126)	(141)
Net cash used in continuing operations	(1,157,556)	(185,570)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(1,157,556)	(185,570)

Cash flow from financing activities:
Net borrowings under senior secured revolving credit facility	284,250	5,000
Proceeds from unsecured term loan	800,000	-
Financing costs	(31,216)	(531)
Payments for induced conversion of convertible senior notes	-	(4,301)
Dividends paid on convertible preferred stock	(1,121)	(1,121)
Proceeds from exercise of stock options and other	1,065	389
Net cash provided by (used in) continuing operations	1,052,978	(564)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	1,052,978	(564)
Net decrease in cash and cash equivalents	(1,511)	(121,438)
Unrestricted cash and cash equivalents at beginning of year	17,830	130,901
Unrestricted cash and cash equivalents at end of period	$16,319	$9,463

IV